Exhibit 18

February 25, 2013

Balchem Corporation
52 Sunrise Park Road
New Hampton, NY 10958

We are providing this letter to you for inclusion as an exhibit to your Form 10-K filing pursuant to item 601 of Regulation S-K.

We have audited the consolidated financial statements included in Balchem Corporation’s Annual Report on Form 10-K for the year ended December 31, 2012 and have issued our report thereon dated February 25, 2013. Note 1 to the consolidated financial statements describes a change in accounting principle related to changing the timing of the annual goodwill impairment test from December 31 to October 1. It should be understood that the preferability of one acceptable method of accounting over another for a change in the date of the annual goodwill impairment test has not been addressed in any authoritative accounting literature, and in expressing our concurrence below we have relied on management’s determination that this change in accounting principle is preferable. Based on our reading of management’s stated reasons and justification for this change in accounting principle in the Form 10-K, and our discussions with management as to their judgment about the relevant business planning factors relating to the change, we concur with management that such change represents, in the Company’s circumstances, the adoption of a preferable accounting principle in conformity with Accounting Standards Codification 250, Accounting Changes and Error Corrections.

/s/ McGladrey LLP